Exhibit (c)(16)

Project Kinnick Special Committee Materials May 2, 2021

Project Kinnick Confidential Table of Contents 1. Overview 1 2. Valuation Analysis 4 3. Valuation Reference Materials A. Selected Public Trading Comparables 6 B. Selected Precedent Transaction Comparables 8 C. Gordon Growth Model for Financial Institutions 9 D. Appraisal Valuation Analysis 11 E. Precedent Insurance Minority Buy - in Transactions 14 ________________________________________________________________________________________ Appendices A. Valuation Analysis from January 10, 2021 Materials 15 B. Supplemental Valuation Support 16 C. Barclays Relationship Disclosures 18

Overview

Project Kinnick Confidential Executive Summary  On January 11, 2021 FBL Financial Group, Inc. (“FBL”) announced that it had entered in to a definitive agreement under which Farm Bureau Property & Casualty Insurance Company (“FBPCIC”) will acquire FBL’s outstanding Class A and B, excluding those owned by the Iowa Farm Bureau Federation and FBPCIC for $56.00 per share (the “Offer”)  Prior to announcing the transaction, an FBL shareholder, Capital Returns Management (“CRM”), had publicly opposed the deal at the initially proposed price of $47.00 per share  After announcing the transaction on January 11 th CRM reiterated its opposition to the deal  CRM launched a proxy contest in opposition of the deal on March 17 th  Prior to the scheduled shareholder meeting on April 29 th three proxy advisory firms issued recommendations on the deal with Glass Lewis and Egan - Jones recommending votes “FOR” and ISS recommending “AGAINST”  On April 29 th the Special Meeting of Shareholders was convened and adjourned  Following the adjournment the FBPCIC board of directors agreed to increase the Offer to $61.00 per share  Barclays has been asked to refresh its valuation work to support the Special Committee’s evaluation of the revised offer  In conjunction with the refresh, Barclays has discussed the Company’s anticipated Q1 2021 results and potential impacts on the financial projections with FBL’s CFO; coming out of that discussion,  We have increased 2021 earnings projections by $3mm which reflects the Q1 outperformance vs. the plan. The increase results in a $0.13 increase in 2021 EPS (3.3% increase from the original plan)  No changes have been made to 2022 and 2023 projections  Additionally, market values were updated for the close as of April 30, 2021 Transaction Update Valuation Refresh 1

Project Kinnick Confidential Peer Price Share Performance Since 9/3/2020  Even with the run - up in the Life / Annuity sector, the Transaction Price provides a meaningful premium to unaffiliated shareholders  The $61.00 per share deal price implies a premium of 63.8% compared to FBL’s unaffected share price of $37.25 as of Sept. 3 rd 63.8% 40.5% 29.7% FFG Peer Average Peer Median (1) ___________________________________ Source: FactSet . Market data as of April 30, 2021. 1. Peers include CNO, PRI, GL, ATH, and AEL. (1) Peer Trading Performance 2

Valuation Update

		Metric	Selected Valuation Ranges 1/10/2021	Selected Valuation Ranges 4/30/2021	Commentary
Public Comparables	Price / '21 Earnings	2021E EPS[1]	9.0x – 10.5x	10.5x – 12.5x	• Valuation range adjusted to account for multiple expansion experienced by peers • Adjusted 2021 EPS to account for Q1 performance
Public Comparables	Sum of the Parts	See page 6	10.6x – 12.2x[2]	12.0x – 14.0x[2]	• Segment multiples adjusted to account for sector multiple expansion • Adjusted segment 2021 earnings to account for Q1 performance
Public Comparables	P/BV vs. ROE Regression	BVPS (ex. AOCI)	1.03x – 1.35x *(applied to Q3 2020)*	1.16x – 1.43x *(applied to Q4 2020)*	• Revised regression factors to reflect higher multiples of the peer group
Transaction Comparables		BVPS (ex. AOCI)	1.00x – 1.25x *(applied to Q3 2020)*	1.00x – 1.25x *(applied to Q4 2020)*	• No change to the original range further supported by two additional transactions announced since 1/11/2021
Intrinsic Methodologies	Dividend Discount Model	Cost of Equity	9.0% - 11.0%	9.0% - 11.0%	• No change to the cost of equity range despite an increase in the risk free rate
Intrinsic Methodologies	Milliman Appraisal	Discount Rate	7.0% - 10.0%	7.0% - 10.0%	• Milliman appraisal remains unchanged from the report published on December 31, 2020

1. *Company Internal Plan provided by FBL's management on December 23, 2020 adjusted for $0.13 outperformance of Q1 plan.*
2. *Represents implied 2021 P/E multiple based on Sum of the Parts valuation framework found on page 6.*

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Valuation Analysis

Project Kinnick Confidential Broker 2 3/11/21 $42.95 $48.38 $52.39 $45.16 $37.58 $44.24 $50.29 $46.86 $51.70 $33.00 $51.13 $56.68 $64.58 $56.45 $47.08 $52.15 $52.15 $48.64 $54.05 $57.96 $25.00 $35.00 $45.00 $55.00 $65.00 Analysis of Shareholder Consideration ________________________________________ Source: Factset and SNL. Market Data as of April 30, 2021. 1. Fully diluted shares as of April 30, 2021. 2. Company Internal Plan provided by FBL’s management on December 23, 2020 as adjusted for $0.13 outperformance of Q1 2021 plan and no change for remainder as directed by FBL management. 3. Low end based on unaffected price multiplied by average peer appreciation since September 3, 2020 divided by BV ex. AOCI as of December 31, 2020. High end based on regression including all peers excluding PRI. FFG inputs based on calculated cost of equity using current capital structure and 2021 ROE from the Company Internal Plan. 4. Range established based upon precedent deals noted on page 8. 5. The Special Committee engaged Milliman to prepare an independent Actuarial A ppraisal of the value of the projected statutory earnings of the life insurance and annuity businesses of the Company as of September 30, 2020, to which Barclays made topside adjustments in order to capture the value not attributable to those businesses. Per Milliman Report dated December 31, 2020 as detailed on page 12 of this presentation. 6. Based on the price as of September 3, 2020. 7. Based on the price as of August 5, 2020. Valuation Summary – Implied Value per Share of FBL Financial Class A and Class B Common Stock (1) 7.0% – 10.0% DDM Methodology Metric Range Discount Rate Dividend Discount Model 9.0% – 11.0% Cost of Equity Trading Price / Earnings 10.5x – 12.5x 2021E EPS ($4.09) (2) Precedent Buy - Ins 1 - Day Premium (6) 35% – 40 % Offer Improvement 10% – 1 5% 30 - Day Premium (7) 32% – 37% Other 52 - Week Trading Range Broker Price Targets Txn Life Insurance Transactions 1.00x – 1.25x (4) $37.25 Broker 1 2/22/21 $35.50 $47.00 $47.00 $65.00 2020 BV ex. AOCI ($45.16) Milliman Appraisal For Reference P/BV vs. ROE Regression (3) 1.16x – 1.43x Sum - of - the - Parts See page 6 for SOTP Analysis 2020 BV ex. AOCI ($45.16) Intrinsic Comparables $58.00 DCF of Stat Cash Flows (Milliman) and Other FBL businesses (5) $47.00 (Initial) Current Share Price: $56.69 $56.00 (Jan. 11 th ) $57.93 $44.33 $61.00 (Revised) Denotes Valuation Range Inclusive of New Business 4

Share Price Analysis

	FBL Metric	Pre-Ann. Price $37.25	Initial Offer $47.00	Jan. 11th Agreed Price $56.00	Revised Offer $61.00	Median Precedent Transaction Premiums for Selected Life Insurance Minority Buy-Ins[4]
Premium / (Discount) to:						
Current Trading Price (4/30/21 Close)	$56.69	*(34.3) %*	*(17.1) %*	*(1.2) %*	***7.6 %***	
Unaffected Price (9/3/20 Close)	37.25	*0.0*	*26.2*	*50.3*	***63.8***	**Median of precedents at 38%**
Initial Bid Price	47.00	*(20.7)*	*0.0*	*19.1*	***29.8***	**Median of precedents at 11%**
30-Day Average Share Price[1]	37.59	*(0.9)*	*25.0*	*49.0*	***62.3***	**Median of precedents at 37%**
90-Day Average Share Price[1]	35.98	*3.5*	*30.6*	*55.7*	***69.5***	
Pre-Covid 90-Day Average Share Price[1]	57.84	*(35.6)*	*(18.7)*	*(3.2)*	***5.5***	
52 Week High	57.96	*(35.7)*	*(18.9)*	*(3.4)*	***5.2***	
52 Week Low	33.00	*12.9*	*42.4*	*69.7*	***84.8***	
Implied Price to 12/31/20 BVPS Multiples						
Stated (incl. AOCI)[2]	$69.24	0.54 x	0.68 x	0.81 x	**0.88 x**	
Ex. AOCI[2]	45.16	0.82	1.04	1.24	**1.35**	
Implied Price / EPS Multiple						
2021E EPS	$3.96	9.4	11.9	14.1		
2021E EPS[3]	4.09				**14.9**	

Note: Market Data as of April 30, 2021.
Source: FactSet, SNL, Wall Street Research.
1. *Volume-weighted average **unaffected** price per FactSet. Pre-COVID defined as the 90 days prior to February 14, 2020.*
2. *Based on FBL's most recent 10-K filing.*
3. *Company Internal Plan provided by FBL's management on December 23, 2020 adjusted for $0.13 of outperformance of Q1 2021 plan and no change for remainder as directed by FBL management.*
4. *Median based on precedent price increases from minority buy-ins when compared to the initial offer.*

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Valuation Reference Materials

Selected Public Trading Comparables

Illustrative Public Comparables Valuation Analysis (SotP)

FBL Peer Comparable (P / '21 EPS)[1]



Protection
Annuity
Average: 13.5x
Average: 8.4x
14.4x
13.9x
12.2x
9.3x
7.4x
PRI
GL
CNO
AEL
ATH
Selected Blended Valuation Range 10.5x – 12.5x(1)

FGL Segment Contribution[2]



$ in Millions
2021 Earnings
42% $43.2
50% $51.8
8% $7.8
4Q 2020 Allocated Equity
22% $239.0
48% $528.4
30% $334.5
Annuity
Life
Corporate

Sum-of-the-Parts Valuation[2]

($ in millions, except per share amounts)	2021E Earnings			Selected Multiple Range		Implied Valuation			
	Standalone	Adj.[3]	Pro Forma	Low	High	Low	High	Low	High
Annuity	$43.2	($1.1)	$42.1	7.5x	9.5x	$316.0	$400.3	$12.86	$16.29
Life	51.8	(2.4)	49.4	12.5x	14.5x	617.2	715.9	25.12	29.14
Corp	7.8	2.6	10.4	10.5x	12.5x	109.2	130.0	4.44	5.29
Wealth Management[4]	-	(2.6)	(2.6)	--	--	--	--	--	--
Total Segment Value	**$102.8**	**($3.5)**	**$99.3**	**10.5x**	**12.6x**	**$1,042.4**	**$1,246.2**	**$42.43**	**$50.73**
(+) Excess Capital	--	--	--	--	--	146.1	146.1	5.95	5.95
Total Valuation	**$102.8**	**($3.5)**	**$99.3**	**12.0x**	**14.0x**	**$1,188.4**	**$1,392.3**	**$48.38**	**$56.68**

Source: Factset and SNL. Market data as of April 30, 2021.

1. *Represents a 60 / 40 Life / Annuity weighting method between business segments. Relevant ranges: Life (12.5x – 14.5x) and Annuity (7.5x – 9.5x). 2021 EPS estimates per FactSet consensus.*
2. *Figures based on Company Internal Plan provided by FBL's management on December 23, 2020 as adjusted for $3mm outperformance of Q1 2021 plan and no change for remainder as directed by FBL management. Assumes 21% tax rate and fully diluted shares as of April 30, 2021.*
3. *Adjustments to Annuity and Life for the removal of excess capital above 425% RBC at 3.0% pre-tax cost of capital.*
4. *Wealth management currently reported in Corporate & Other. Assumes 21% tax rate and $6.8mm of pre-tax stranded overhead costs associated with the wealth management division are not recovered.*

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Project Kinnick Confidential ATH AEL CNO GL PRI FFG R² = 83.8% R² = 64.3% 0.00x 0.50x 1.00x 1.50x 2.00x 2.50x 3.00x 3.50x 4.00x 4.50x (12.0%) (10.0%) (8.0%) (6.0%) (4.0%) (2.0%) 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% ___________________________ Source: Company filings, FactSet, Duff & Phelps, Bloomberg and SNL. Market data as of April 30, 2021. 1. Long - term historical equity risk - premium per Duff and Phelps. 2. 20 - year US Treasury. 3. Based on Market Cap and Duff & Phelp s Size Premium Calculator. 4. Based on FactSet Consensus. FBL ROE based on Company Internal Plan provided by FBL’s management on December 23, 2020 as adjusted for $3mm outperformance of Q1 2021 plan a nd no change for remainder as directed by FBL management. 5. Based on unaffected price multiplied by average peer appreciation since September 3, 2020 divided by BV ex. AOCI as of December 31, 20 20. Price / Book vs. ROE Regression Regression Analysis Price / Book Value ex. AOCI 2021 ROE Less Cost of Equity Adjusted ROE Build ATH AEL CNO GL PRI FFG Cost of Equity Build-Up: Levered Beta 2.005 1.952 1.518 1.235 1.598 0.993 * Market Risk Premium (1) 7.15% 7.15% 7.15% 7.15% 7.15% 7.15% Investment Risk Premium 14.34% 13.96% 10.85% 8.83% 11.43% 7.10% + Risk free rate (2) 2.19% 2.19% 2.19% 2.19% 2.19% 2.19% + Size Premium (3) 0.71% 1.09% 1.09% 0.71% 0.75% 1.54% Cost of Equity 17.24% 17.24% 14.13% 11.73% 14.37% 10.83% 2021E ROE (4) 11.55% 7.14% 5.54% 11.71% 22.29% 9.22% 2021E ROE - Cost of Equity (5.68%) (10.10%) (8.59%) (0.02%) 7.93% (1.61%) (5) 1.16x – 1.43x Implied Price / Book Multiple 7

Selected Precedent Transaction Comparables

Project Kinnick Confidential Selected P recedent Transactions Precedent Transaction Analysis (Multiples of Book Value ex. AOCI) 1.35x 1.00x 1.25x 1.25x 1.00x Ann. Date 1/11/21 7/8/20 10/1/20 1/27/21 3/8/21 Target FBL Financial Global Atlantic American Equity Great American Athene Acquirer FBPCIC KKR Mass Mutual / Athene (1) Mass Mutual Apollo ___________________________ Source: Company filings. Note: multiples measured on the basis of deal value divided by most recently disclosed book value excluding AOCI at the time of announcement. 1. MassMutual/Athene proposal subsequently withdrawn. 8

Gordon Growth Model for Financial Institutions

Dividend Discount Model

Implied Terminal Price / Book Using Gordon Growth Method[1]



Current Capital Structure
$997
$97
91%
% of Total Capital
9%
Equity
Debt

2023 Levered ROE	Cost of Equity[2]	Implied Price/Book[3]
10.5%	9.0%-11.0%	0.94x-1.21x

Value / Share

Pro Forma Price / Book[4]		Pro Forma Proj. Equity Value[5]	PV of Div. Stream ('21-'23)	PV of Excess Capital[6]	PV of Terminal Value[7]	Total PV / Share[8]
11.0%	0.96x	$876	$124	$170	$629	$37.58
10.0%	1.08x	$876	$126	$174	$726	$41.75
9.0%	1.23x	$876	$128	$178	$850	$47.08

Source: Company filings, FactSet, Duff & Phelps, Bloomberg and SNL. Market data as of April 30, 2021. Financial Data as of December 31, 2020. Valuation date of March 31, 2021.

1. *Based on 2023 figures from Company Internal Plan provided by FBL's management on December 23, 2020. Capital levels assume dividend of full excess capital at target RBC ratio of 425%. Levered ROE includes add-back for $1.7mm in pre-tax savings from WM division as well as reduction in earnings for interest on excess cash.*
2. *Cost of equity based on long-term historical equity risk-premium per Duff and Phelps, 20-year US Treasury, Decile 7 Size Premium of Duff & Phelps Size Premium Calculator.*
3. *Calculated as (Levered ROE – 2% Perpetual Growth) / (Cost of Equity – 2% Perpetual Growth). Standalone 2023 ROE based on Company Internal Plan provided by FBL's management on December 23, 2020.*
4. *Based on high, midpoint and low of the cost of equity ranges.*
5. *Book Value calculated as PF Book Value ex. AOCI after excess capital dividend. Excludes $3.0 million of preferred equity.*
6. *Based on 2023 excess capital figures from Company Internal Plan provided by FBL's management on December 23, 2020. Capital levels assume dividend of full excess capital above target RBC ratio of 425%.*
7. *Net of $222mm excess capital above 425% RBC Company Action Level and $4mm of projected excess capital at the parent company level.*
8. *Per share data based on fully diluted share count as of April 30, 2021.*

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Project Kinnick Confidential Dividend Discount Model Sensitivities Cost of Equity x Expense Savings Pre-Tax Private Co. Savings $41.75 $0 $5 $10 $15 $20 $25 8.0% $54.14 $56.30 $58.46 $60.62 $62.78 $64.94 9.0% $47.08 $48.88 $50.69 $52.49 $54.30 $56.10 10.0% $41.75 $43.29 $44.83 $46.37 $47.91 $49.45 11.0% $37.58 $38.91 $40.25 $41.58 $42.92 $44.26 12.0% $34.22 $35.39 $36.57 $37.74 $38.91 $40.08 Cost of Equity Cost of Equity x Growth Rate Perpetuity Growth Rate $41.75 0.5% 1.0% 1.5% 2.0% 2.5% 3.0% 8.0% $51.62 $52.34 $53.17 $54.14 $55.28 $56.66 9.0% $45.93 $46.26 $46.64 $47.08 $47.57 $48.16 10.0% $41.41 $41.51 $41.62 $41.75 $41.89 $42.05 11.0% $37.74 $37.69 $37.64 $37.58 $37.51 $37.43 12.0% $34.69 $34.55 $34.39 $34.22 $34.03 $33.82 Cost of Equity Cost of Equity x RBC Ratio RBC Ratio $41.75 350% 375% 400% 425% 450% 475% 8.0% $57.44 $56.34 $55.24 $54.14 $53.04 $51.94 9.0% $50.33 $49.24 $48.16 $47.08 $45.99 $44.91 10.0% $44.94 $43.88 $42.81 $41.75 $40.68 $39.62 11.0% $40.71 $39.67 $38.62 $37.58 $36.53 $35.49 12.0% $37.29 $36.27 $35.24 $34.22 $33.20 $32.17 Cost of Equity ___________________________ Source: Company filings, FactSet , Duff & Phelps, Bloomberg and SNL. Market data as of April 30, 2021. Financial Data as of December 31, 2020 and Company Internal Plan provided by FBL’s management on December 23, 2020. Per share data based on fully diluted share count as of April 30, 2021. Valuation date of March 31, 2021. 10

Appraisal Valuation Analysis

Project Kinnick Confidential Milliman Appraisal Overview  Milliman, Inc. (“Milliman”) was hired by the Special Committee to prepare an independent actuarial appraisal to establish the present value of the projected statutory earnings arising from the life insurance and annuity businesses of FBL Financial and its subsidiaries  Milliman’s present values represent valuations as of September 30, 2020  Milliman’s valuation range is based on a 7% – 10% discount rate  At the request of the Special Committee, we used information contained in Milliman's appraisal and did not independently verify it  To capture the value that is not attributable to FBL Financial’s life insurance and annuity businesses, Barclays made topside adjustments to Milliman’s appraisal which are detailed on p age 13 11

Actuarial Value Analysis – At-Scale Expense Profile

Summary of Actuarial Values after 350% RBC using At-Scale Expense Profile

Total Actuarial Value at Varying Discount Rates

($ in millions)

	Discount Rate			
	7.0%	8.0%	9.0%	10.0%
1) Adjusted Statutory Book Value	**$694.4**	**$694.4**	**$694.4**	**$694.4**
2) Value of Business Inforce as of September 30, 2020				
Fixed Deferred Annuities	$148.0	$141.1	$134.8	$128.9
Fixed Indexed Annuities	98.1	89.6	82.1	75.6
Immediate Annuities	(1.8)	(1.4)	(1.2)	(0.9)
Variable Annuities	41.9	38.9	36.3	34.0
Traditional Life (Perm)	262.4	245.4	230.3	216.7
Term	192.9	180.5	170.2	161.3
UL	133.4	125.7	118.6	112.0
VUL	95.1	90.3	85.7	81.4
Subtotal Pre-Tax Existing Business	**$969.9**	**$910.0**	**$856.7**	**$809.0**
Impact of Line-of-Business Federal Income Tax	(172.1)	(165.3)	(158.8)	(152.5)
Tax Benefits from Misc Stat/Tax Diff	13.0	12.4	11.9	11.4
Cost of Capital at 350% RBC (i=2.65%)	(164.5)	(183.0)	(198.9)	(212.5)
Subtotal After-Tax Existing Business, After Cost of Capital	**$646.4**	**$574.1**	**$511.0**	**$455.4**
3) Ten Years of New Business from September 30, 2020				
Fixed Deferred Annuities	$8.9	$8.2	$7.6	$7.1
Fixed Indexed Annuities	88.2	76.4	66.4	58.1
Traditional Life (Perm)	35.4	27.1	20.4	14.8
Term	147.8	125.6	107.3	92.2
IUL	107.9	86.7	69.4	55.0
Unallocated Expense	(76.1)	(74.1)	(72.2)	(70.4)
Subtotal Pre-Tax New Business	**$312.0**	**$249.9**	**$198.9**	**$156.8**
Impact of Federal Income Taxes	(77.1)	(66.8)	(58.0)	(50.3)
Cost of Capital at 350% RBC (i=2.65%)	(92.2)	(97.8)	(101.4)	(103.6)
Subtotal After-Tax New Business, After Cost of Capital	**$142.7**	**$85.2**	**$39.5**	**$3.0**
4) Total Actuarial Value (1) plus (2) plus (3)	**$1,483.5**	**$1,353.7**	**$1,244.9**	**$1,152.8**

Source: All reliances and limitations are subject to the Milliman Report as of December 31, 2020.
Note: Judgment as to the data, analysis and results contained in the Actuarial Appraisal should be made only after studying the Actuarial Appraisal in its entirety, including any appendices, which has been provided to all parties with access to this Memorandum, and is subject to the limitations contained therein and herein. The summary of the Actuarial Appraisal included herein does not purport to contain all of the information that may be required by a person to evaluate any potential transaction. As such, Milliman assumes no responsibility for its accuracy or completeness and nothing contained herein should be relied on by a potential acquirer. Any recipient hereof and of the Actuarial Appraisal should conduct its own analysis of the Business and the data contained or referred to herein or therein and consult its own advisors as to matters concerning the Business.

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Appraisal Valuation Bridge

- **Milliman's appraisal derives a consolidated value for FBL's insurance operations in Farm Bureau Life Insurance Company and Greensfields Life Insurance Company**
- **Milliman's valuation does not include value attributable to FBL businesses that do not reside in its two insurance operating entities**
- **The bridge below provides a walk to the total valuation for FBL Financial Group from Milliman's appraisal**

	Discount Rate			
($ in millions, except per share values)	7%	8%	9%	10%
Total Actuarial Value (incl. New Business)[1]	**$1,483**	**$1,354**	**$1,245**	**$1,153**
Topside Adjustments:				
(-) Holding Company Net Income / (Loss)[2]	(50)	(42)	(36)	(31)
(-) Wealth Management Value[3]	--	--	--	--
(+) Leasing Business[4]	10	8	7	6
(+) Investment Management Business[5]	2	2	1	1
(+) Financial Services Business[6]	47	40	34	30
(+) Holding Company Net Assets[7]	28	28	28	28
(-) Trust Preferreds	(97)	(97)	(97)	(97)
Total Value of FBL Financial Group	**$1,423**	**$1,292**	**$1,182**	**$1,089**
Shares Outstanding[8]	*24.6*	*24.6*	*24.6*	*24.6*
Total Value per Share	**$57.93**	**$52.59**	**$48.12**	**$44.33**
Total Value per Share (Excluding New Business)	**$52.15**	**$49.15**	**$46.53**	**$44.24**

Source: Company filings.

1. *Per Milliman Report dated December 31, 2020 as detailed on page 12 of this presentation.*
2. *Holding company net income assumes FBL Life pays a $6.0mm management fee and the FBPCIC pays a $2.0mm management fee to the parent company. These offset $13.5mm of general and administrative expenses for the parent company, further adjusted for $2.5mm of assumed pre-tax public company savings. We assume no tax is paid by the parent company given its tax position and is valued assuming a 2% growth on expenses.*
3. *No value attributed to wealth management segment, consistent with other valuation analysis.*
4. *Value of leasing business assumes $0.6mm of pre-tax earnings in 2021, tax effected at 21% and valued using a growth methodology using a 2% growth rate.*
5. *Value of 3rd party investment management business assumes $0.1mm of pre-tax earnings in 2021, tax effected at 21% and valued using a growth methodology using a 2% growth rate.*
6. *Represents value of investment management fees paid by FBPCIC subsidiaries to FBL Financial Services. Assumes $3.0mm of pre-tax income, tax effected at 21% and valued using a growth methodology using a 2% growth rate.*
7. *Net assets calculated as non-consolidated assets and liabilities from FBL Financial Group, Inc.'s balance sheet as of September 30, 2020 (latest values then reported).*
8. *Per share data based on fully diluted share count as of April 30, 2021.*

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Precedent Insurance Minority Buy - in Transactions

Affiliate Transactions in Insurance

Precedent Insurance Minority Buy-Ins[1]

Scope of Transactions Chosen

- U.S. insurance industry transactions
- Exclusively minority buy-ins, defined as a controlling parent acquiring the remaining shares outstanding in the public entity
- Deals announced since January 1, 2006

Key Takeaways

- All transactions, except for CNA / Loews, included at least one price increase from the original offer
  - The median increase across the transactions was 11.4%
- In all cases but one, all final offers represented at least a 20% premium to the pre-announcement share price:
  - 1-Day: 37.9% (median)
  - 30-Day: 37.4% (median)

($ in millions)

Announce Date	Close Date	Target Name	Acquiror Name	Deal Value	% Acquired	# of Price Changes	% Change from Initial Offer Price to Final Offer Price	Premium to Pre-Announce Price: 1 Day Prior	Premium to Pre-Announce Price: 1 Month Prior
9/4/2020 [2]	Pending	FBL Financial	Farm Bureau P&C Insurance Co	$572	40%	3	29.8%	63.8%	71.8%
11/16/2018	9/19/2019	EMC Insurance Group	Employers Mutual Casualty	356	46%	1	20.0%	50.1%	49.0%
1/9/2018	11/29/2018	Amtrust Financial Services	Stone Point Capital	1,539	49%	2	20.4%	45.5%	46.3%
3/7/2016	11/10/2016	National Interstate Corp	American Financial Group Inc	315	49%	2	6.7%	41.5%	37.4%
11/1/2010	6/9/2011	CNA Surety Corp	CNA	475	39%	1	20.7%	37.9%	46.9%
9/8/2009	10/21/2009	Odyssey Re Holdings Corp	Fairfax Financial Holdings Ltd	1,098	28%	1	8.3%	29.8%	39.7%
10/27/2008 [3]	11/7/2008	CNA Financial Corp	Loews	1,250	NA	NA	NA	NA	NA
3/10/2008	1/2/2009	Nationwide Financial Services Inc	Nationwide Mutual Insurance Co	2,440	34%	1	10.7%	37.8%	24.3%
7/17/2007	4/16/2008	Alfa Corp	Alfa Mutual Insurance Co	811	45%	1	25.0%	44.7%	29.8%
2/23/2007	9/28/2007	Great American Financial Resources Inc	American Financial Group Inc	223	19%	1	4.3%	13.0%	11.4%
1/24/2007	9/27/2007	21st Century Insurance Group	American International Group Inc - AIG	758	39%	1	11.4%	34.6%	24.9%
Median (ex. FBL)				**$785**	**39.2%**	**1.0**	**11.4%**	**37.9%**	**37.4%**
Average (ex. FBL)				**927**	**38.7%**	**1.2**	**14.2%**	**37.2%**	**34.4%**

Source: Dealogic data as of April 30, 2021.

1. *The following Dealogic screens were used: includes deals that were (i) announced since January 1, 2006, (ii) have been completed or are pending, (iii) U.S. public company targets, (iv) deal sizes >$50mm, (v) cash consideration only, (vi) acquiror's position in the target pre-announcement was >50% and was >90% post-close and (vii) the target is categorized as an insurance company.*
2. *FBL stats based on current offer price of $61.00 per share.*
3. *Purchase of non-voting preferred stock.*

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Appendices

Valuation Analysis from January 10, 2021 Materials

Project Kinnick Confidential Broker 2 11/6/20 $35.64 $40.28 $45.86 $44.52 KKR / Global Atlantic $38.82 $44.24 $50.29 $46.86 $51.70 $30.51 $41.58 $46.36 $60.10 $55.65 Athene and MassMutual / AEL $48.89 $52.15 $52.15 $48.64 $54.05 $60.03 $25.00 $35.00 $45.00 $55.00 $65.00 Analysis of Shareholder Consideration ________________________________________ Source: Factset and SNL. Market Data as of January 8, 2021. 1. Fully diluted shares as of January 7, 2021. 2. Company Internal Plan provided by FBL’s management on December 23, 2020. 3. Low end based on unaffected price multiplied by average peer appreciation since September 3, 2020 divided by BV ex. AOCI as of September 30, 2020. High end based on regression including all peers excluding PRI. FFG inputs based on calculated cost of equity using current capital structure and 2021 ROE from the Company Internal Plan. 4. Ran ge established based upon two precedent deals: KKR / Global Atlantic as well as Athene and MassMutual / AEL. 5. The Special Committee engaged Milliman to prepare an independent Actuarial A ppraisal of the value of the projected statutory earnings of the life insurance and annuity businesses of the Company as of September 30, 2020, to which B arc lays made topside adjustments in order to capture the value not attributable to those businesses. Per Milliman Report dated December 31, 2020 as detailed on page 13 of this presentation. 6. Based on the price as of September 3, 2020. 7. Based on the price as of August 5, 2020. 8. Based on the 90 - day period prior to the announcement of the FB PCIC bid on September 4, 2020. 9. Pre - COVID defined as the 90 days prior to February 14, 2020. Valuation Summary – Implied Value per Share of FBL Financial Class A and Class B Common Stock (1) 7.0% – 10.0% DDM Methodology Metric Range Discount Rate Dividend Discount Model 9.0% – 11.0% Cost of Equity Trading Price / Earnings 9.0x – 10.5x 2021E EPS ($3.96) (2) Precedent Buy - Ins 1 - Day Premium (6) 35% – 40% 2 nd Offer Improvement 10% – 1 5% 30 - Day Premium (7) 32% – 37% Other 52 - Week Trading Range Broker Price Targets Txn Life Insurance Transactions 1.00x – 1.25x (4) $37.25 Broker 2 8/11/20 Broker 1 8/19/20 Broker 1 11/10/20 $35.50 $47.00 $47.00 $60.00 $65.00 3 Q 2020 BV ex. AOCI ($44.52) Milliman Appraisal For Reference P/BV vs. ROE Regression (3) 1.03x – 1.35x Sum - of - the - Parts See page 7 for SOTP Analysis 3 Q 2020 BV ex. AOCI ($44.52) Intrinsic Comparables $58.00 90 - Day VWAP (8) $35.98 Pre - Covid 90 - Day VWAP: $57.84 (9) DCF of Stat Cash Flows (Milliman) and Other FBL businesses (5) At - Scale Company Expense Profile $47.00 (Initial Offer) Current Share Price: $53.63 $56.00 (Transaction Price) Denotes Valuation Range Inclusive of New Business $57.97 $44.36 15

Supplemental Valuation Support

Project Kinnick Confidential Selected Trading Comparables ___________________________ Source: Financial information sourced from SNL Financial as of December 31, 2020. Market data and estimates sourced from FactSet as of April 30, 2021. 1. FBL EPS and ROE estimates per Company Internal Plan provided by FBL’s management on December 23, 2020 . EPS and ROE adjusted for $0.13 outperformance of Q1 2021 plan and no change for remainder as directed by FBL management. Price / Book Value ex. AOCI 3 - Year Comparables Valuation 0.0x 3.0x 6.0x 9.0x 12.0x 15.0x 18.0x May-18 Dec-18 Jul-19 Feb-20 Sep-20 Protection Index Annuity Index Price / NTM Earnings 0.00x 0.50x 1.00x 1.50x 2.00x 2.50x 3.00x May-18 Dec-18 Jul-19 Feb-20 Sep-20 Protection Index Annuity Index ($ in millions, except per share data) Price / Operating Price Market 2021E Book BV TBV ROAE Annual Dividend 4/30/21 Value EPS Value (ex-AOCI) (ex-AOCI) 2021E Yield Payout Sort By Market Value FBL Financial Group Inc. (1) $56.69 $1,383 13.9 x 0.82x 1.26 x 1.27x 9.2% 6.2% 119.0 % Protection Peers Globe Life Inc. $102.49 $10,594 13.9 x 1.21x 1.85 x 2.01x 12.1% 0.7% 10.8 % Primerica, Inc. 159.77 6,297 14.4 3.42 3.68 3.78 23.5 1.0 16.7 CNO Financial Group Inc. 25.53 3,377 12.2 0.63 1.05 NA 5.4 1.9 14.3 Mean $6,756 13.5 x 1.75 x 2.19 x 2.89 x 13.7% 1.2% 13.9 % Median $6,297 13.9 x 1.21 x 1.85 x 2.89 x 12.1% 1.0% 14.3 % Annuity Peers Athene Holding Ltd. $59.67 $11,440 7.4 x 0.70x 0.93 x 0.93x 12.3% 0.0% 0.0 % American Equity Investment 30.98 2,965 9.3 0.50 0.86 0.86 7.1 1.0 4.6 Mean $7,203 8.4 x 0.60 x 0.89 x 0.89 x 9.7% 0.5% 2.3 % Median $7,203 8.4 x 0.60 x 0.89 x 0.89 x 9.7% 0.5% 2.3 % Mean $6,935 11.4 x 1.29 x 1.67 x 1.89 x 12.1% 0.9% 9.3 % Median $6,297 12.2 x 0.70 x 1.05 x 1.47 x 12.1% 1.0% 10.8% 1-Year Avg. 3-Year Avg. Protection Index 1.82x 1.91x Annuity Index 0.70x 0.88x 1-Year Avg. 3-Year Avg. Protection Index 11.3x 11.6x Annuity Index 5.8x 6.4x 2.19x 13.0x 0.89x 7.6x Apr - 21 16

Illustrative WACC Analysis

Illustrative WACC Calculations

	FBL Implied		Peer Median Implied	
	Current Cap.	Target Cap.[1]	Current Cap.	Target Cap.[1]
Cost of Equity Build-Up:				
Unlevered Beta	0.94	0.94	1.32	1.32
* Levering Factor	1.06	1.20	1.06	1.20
Levered Beta	0.99	1.13	1.39	1.58
* Market Risk Premium[2]	7.15 %	7.15 %	7.15 %	7.15 %
Investment Risk Premium	7.10 %	8.06 %	9.96 %	11.30 %
+ Risk free rate[3]	2.19 %	2.19 %	2.19 %	2.19 %
+ Size Premium[4]	1.54 %	1.54 %	1.54 %	1.54 %
Cost of Equity	**10.83 %**	**11.79 %**	**13.69 %**	**15.03 %**
Cost of Debt Build-Up:				
Pre-tax Cost of Debt[5]	3.25 %	3.25 %	3.25 %	3.25 %
* Tax Factor	0.79	0.79	0.79	0.79
After-Tax Cost of Debt	**2.57 %**	**2.57 %**	**2.57 %**	**2.57 %**
Implied WACC:				
Capital Weighted Cost of Equity	10.12 %	9.43 %	12.79 %	12.02 %
Capital Weighted Cost of Debt	0.17 %	0.51 %	0.17 %	0.51 %
Weighted Average Cost of Capital	**10.29 %**	**9.94 %**	**12.96 %**	**12.54 %**

Selected Peer Comparables

($ in millions)	Market Cap	Total Debt	Total Cap	Debt / Total Cap	Debt / Market Cap	Est. Tax Rate	Levered Beta	Unlevered Beta
Athene Holding	$11,440	$1,976	$13,416	14.7 %	17.3 %	13.0 %	2.01	1.74
American Equity Investments	2,965	574	3,539	16.2	19.3	21.4	1.95	1.69
CNO Financial Group	3,377	1,136	4,513	25.2	33.6	12.3	1.52	1.17
Globe Life	10,594	1,923	12,517	15.4	18.1	18.4	1.24	1.08
Primerica	6,297	1,741	8,038	21.7	27.7	23.8	1.60	1.32
			Mean	**18.6 %**	**23.2 %**	**17.8 %**	**1.66**	**1.40**
			Median	**16.2 %**	**19.3 %**	**18.4 %**	**1.60**	**1.32**

Source: Company filings, FactSet, Duff & Phelps, Bloomberg. Market data as of April 30, 2021.

1. *Targeted capital structure of 20% Debt / Total Capital based on analysis of peer comparables.*
2. *Long-term historical equity risk-premium per Duff and Phelps.*
3. *20-year US Treasury.*
4. *Based on Market Cap of $1.3bn, equivalent to Decile 7 Size Premium of Duff & Phelps Size Premium Calculator.*
5. *Estimated based on current new issue rates for peers.*

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Barclays Relationship Disclosures

Project Kinnick Confidential Barclays Relationship Disclosures  FBL Financial Group, Inc. (the “Company”)  Barclays and its affiliates have performed various investment banking services for the Company in the past and expect to perf orm such services in the future. Barclays has received, and expects to receive, customary investment banking fees for such services; however, Barc lay s has not received investment banking fees from the Company for the period beginning January 1, 2017 through the date hereof, excluding an y fees received in connection with this transaction.  Barclays’ deal team members currently advising the Company (1) do not hold individual equity or debt positions in the Company in personal investment accounts in which they exercise investment discretion.  As of the market close on April 29, 2021, Barclays did not hold a net long position in the outstanding stock of the Company.  Iowa Farm Bureau Federation (“IFBF”)  Barclays and its affiliates have not performed investment banking and financial services for IFBF and have not received inves tme nt banking fees from IFBF for the period beginning January 1, 2017 through the date hereof; however, as a full - service financial institution, Barclays or its affiliates may provide investment banking services to IFBF in the future.  Barclays’ deal team members currently advising the Company (1) do not hold individual equity or debt positions in IFBF in personal investment accounts in which they exercise investment discretion.  As of the market close on April 29, 2021, Barclays did not hold a net long position in the outstanding stock of IFBF.  Farm Bureau Property & Casualty Insurance Company (“FBPCIC ”)  Barclays and its affiliates have not performed investment banking and financial services for FBPCIC and have not received inv est ment banking fees from FBPCIC for the period beginning January 1, 2017 through the date hereof; however, as a full - service financial institution, Barclays or its affiliates may provide investment banking services to FBPCIC in the future.  Barclays’ deal team members currently advising the Company (1) do not hold individual equity or debt positions in FBPCIC in personal investment accounts in which they exercise investment discretion.  As of the market close on April 29, 2021, Barclays did not hold a net long position in the outstanding stock of FBPCIC. ___________________________ Source: The data presented on this page is derived from Barclays’ internal reporting systems and processes. 1. Larry Hamdan, Gary Antenberg, Tom Vandever, Greg Hunt, Conor Eckert, Ryan Savell. 18

Disclaimer

The preceding pages contain material that was provided to the Special Committee of the Board of Directors (the "Special Committee") of FBL Financial Group, Inc. (the "Company") by Barclays Capital Inc. ("Barclays"). The accompanying material and any Barclays presentation related to the material were compiled or prepared on a confidential basis solely for consideration by the Special Committee and no part of it may be reproduced, distributed or transmitted without the prior written consent of Barclays. The information contained in this material was obtained from the Company, Milliman, Inc., and/or publicly available sources, and Barclays has relied upon such information without independent verification thereof and does not assume any liability for any such information. These materials are being provided in connection with an actual corporate engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Barclays. Moreover, any information provided herein was not prepared for or intended for use by any individual for personal, family or household purposes.

Any estimates, historical financial information, projections and other information contained herein have been prepared by management of the Company and Milliman, Inc. or were obtained from publicly available sources (approved for Barclays' use by the Company) or are based upon such estimates and projections. With respect to such estimates and projections, Barclays has assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates, projections and judgment of the management of the Company or Milliman, Inc. The projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. The analysis contained herein is based on current market conditions which are subject to change and Barclays assumes no obligation to update or otherwise revise these materials. Nothing in these materials shall be deemed to constitute a recommendation or investment, legal, tax, financial, accounting or other advice.

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Barclays Capital Inc. is the United States investment bank of Barclays Bank PLC. Barclays Bank PLC is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority (Financial Services Register No. 122702). Registered in England. Registered No. 1026167. Registered office: 1 Churchill Place, London E14 5HP. Copyright Barclays Bank PLC, 2021 (all rights reserved).

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